EX-99.1
Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Georgian Operations Update
April 03, 2006 — Tbilisi, Georgia — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, AMEX:CNR) today gave an update on its Georgian operations.
Testing is progressing on the Norio MK72 exploration well where a comprehensive testing program is being carried out on oil bearing Oligocene sandstones.
The Oligocene sands which are now to be tested in the MK72 well had good oil shows whilst drilling, with oil to surface and with hydrocarbons being interpreted on the electric logs which indicated some 100 metres (330 feet) of net pay sands with porosities in the range of 15 to 20%. A cement plug was set in the lower part of the hole, sealing off the oil discovery made at Middle Eocene level, and then some 98 metres (322 feet) of the sands were perforated over the interval 3,687 metres (12,096 feet) to 4,152 metres (13,622 feet) Measured Depth in several runs using high penetration through-tubing conveyed perforating guns.
The well is showing good formation pressure, with surface shut-in pressures of up to 168 atmospheres (2,468 psig) being recorded, and with oil and gas recovered to surface, together with quantities of drilling mud. The oil gravity is approximately 45 degrees API. Natural gas lift is being used to clean-up the well, which is slugging clean oil and heavy mud with barite. This section was drilled with heavy mud in 2003 and it is expected that there is a still some quantity of mud to be recovered from the formation before continual oil flow is achieved. Testing will continue, but in order to asses the commerciality of the flow rate it could take several weeks for the well to clean-up properly. CanArgo is encouraged by the rapid pressure build up observed at the well-head each time the well is shut in for a period of time and expects a more stabilised oil flow to be achieved in time.
The Ninotsminda Field horizontal well N97H has been tested for approximately three weeks and has tested a total fluid rate of up to 1,145 barrels per day. The maximum oil flow rate achieved to date has been 385 barrels per day. The well is currently being gas lifted but is producing fluid with a high water cut, and it is believed that the well has intersected a water bearing fracture from the N4H horizontal well, which is located to the southwest of the end of the N97H borehole. Interference testing between the two wells has established that they are in pressure communication, despite the relatively large separation, and indeed the testing of the N97H well resulted in an increase in oil production from the N4H well. CanArgo believes that it will be necessary to seal off this water producing fracture in the N97H well in order to re-establish oil production, and is considering using the coiled-tubing unit which is available in Georgia for this purpose once production logging tools have been run to establish the position of the water producing zone which is believed to be towards the end of the horizontal section furthest from the original well bore.
The Manavi M12 appraisal well is currently drilling ahead at 1,611 metres (5,285 feet) in the 17 1/2 inch hole section. It is still forecast that this well will reach the Cretaceous reservoir section in early summer, after which testing is planned. Further testing of the Manavi M11Z well using a Schlumberger coiled-tubing unit was planned for April, but lack of certainty on the availability of equipment, and the higher cost of mobilisation for a single job has lead CanArgo to postpone this test until the completion of the Manavi M12 well, at which point the equipment could be mobilised for both jobs if it was found that acid stimulation should be necessary in M12. Given the small hole size and other mechanical complications in the M11Z well, CanArgo has decided that it should focus on getting a good test on the M12 well, which should have a significantly larger hole size, rather than a sub-optimal test on M11Z. It is still planned to test the M11Z well, following completion of M12.
Vincent McDonnell, Chief Operating Officer of CanArgo said, “This is very much an interim update on our testing program on both the MK72 exploration well on Norio and the N97H development well on Ninotsminda, and final test results may not be available for a number of weeks. However, we are encouraged by the results of our testing program on the MK72 Oligocene sands to date with indications of good formation pressure and light oil being flowed to surface. The well is still in the process of cleaning up and this may take some time as a significant amount of drilling mud may have been lost to the formation whilst drilling and we are allowing the well to clean up naturally. The early indications from the N97 horizontal sidetrack well is that it has potential to be a good oil producer, however, before it can be put into stabilised production it will be necessary to isolate the water producing fracture which it has intersected. We are drilling ahead on the Manavi appraisal well and we have decided to focus on the completion of this well and the achievement of optimum testing conditions before returning to the M11Z well to complete the well testing program there. As is often the case with carbonate reservoirs, acid stimulation may be required in order to initiate flow from the M12 well, consequently it has been decided to delay the mobilisation of a suitable coil tubing unit to Georgia until M12 has reached its target depth. Should the unit be required for both wells this would prove to be a more cost efficient approach.”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and in Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 2204 8206
USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300